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                 SECURITIES AND EXCHANGE COMMISSION

                       Washington D.C. 20549



                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934




Date of Report                                     March 20, 2000
(Date of earliest event reported)





                   KIMBALL INTERNATIONAL, INC.
      (Exact name of registrant as specified in its charter)





                          INDIANA
      (State or other jurisdiction of incorporation)

        0-3279                            35-0514506
(Commission File Number)     (IRS Employee Identification Number)

   1600 Royal Street, Jasper, Indiana               47549-1001
(Address of principal executive offices)            (Zip Code)


Registrants telephone number, including area code: (812) 482-1600


                         Not Applicable
(Former name or former address, if changed since last report)




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ITEM 5.  Other Events


Kimball International Expects Lower Third Quarter Results

March 16, 2000 - (Jasper, IN) - Kimball International, Inc. (Nasdaq: KBALB) today announced that its earnings for the third quarter of fiscal 2000 ending March 31, 2000 would not meet analysts' estimates of $0.35 to $0.39 per diluted share of Class B common stock. Kimball expects sales in the third quarter to approximate the record level set in the second quarter of fiscal 2000, and earnings of $0.27 to $0.30 per diluted share of Class B common stock, flat to down 10% from the second quarter.

"In the Furniture and Cabinets Segment, we now expect sales of our office furniture during the third quarter of fiscal 2000 to decline slightly from the second quarter, after two successive quarterly sales increases. The lower sales coupled with higher promotional costs associated with our continued aggressive sales efforts will contribute to the anticipated decline in net income in the third quarter of fiscal 2000," stated Kimball International, Inc. Chairman and Chief Executive Officer, Douglas A. Habig. "Within our Electronic Contract Assemblies Segment, sales in the third quarter are expected to near record levels; however, start-up costs for a new production facility in Laem Chebang, Thailand and a new high-flexibility production facility in Jasper, Indiana, both strategically aligned with expanding our capabilities and our global footprint, will negatively impact our third quarter earnings. Earnings also will be impacted by the ramp down of sales volume for a telecommunications customer whose end product is being discontinued. Lastly, labor inefficiencies and separation costs related to the subsequent release of approximately 250 employees from our Reynosa, Mexico manufacturing facility will result in lower net income for the third quarter of fiscal 2000 as compared to the second quarter," noted Habig.

"We are very excited about our markets; and our outstanding products, services and employees are second to none. And while we come from a strong heritage in Kimball, many changes have been made in our organization over the last three years, including several acquisitions and the two new facilities in the electronics segment, all of which are laying the foundation for solid, long-term growth in both sales and earnings. While we would like to see earnings improve much faster, we recognize the changes to the Company we are making are very significant, and do not always impact the bottom line immediately. Our view remains long-term, and we are confident the foundation we are laying, along with our products, services and employees, will increase earnings in the future," concluded Habig.

Certain statements contained within this release could be considered forward-looking under the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties including, but not limited to, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and the compounding effect the above-mentioned risks may have on the Company's increased investments to provide an infrastructure for accelerated growth.



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Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets Segment and the Electronic Contract Assemblies Segment. The Furniture and Cabinets Segment manufactures furniture for the office, residential, lodging and healthcare industries and store display fixtures, all sold under the Company's family of brand names. Other products produced by Kimball on an original equipment manufactured basis include store fixtures, television cabinets and stands, audio speaker systems, residential furniture and furniture components. The Electronic Contract Assemblies Segment is a global provider of design engineering, manufacturing, packaging and distribution of electronic assemblies, circuit boards, multi-chip modules and semiconductor components on a contract basis to customers in the transportation, industrial controls, telecommunications, computer and medical industries.

For more information about Kimball International, Inc., visit the Company's web site on the Internet at www.kimball.com.

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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Kimball International, Inc.



                                  By: Robert F. Schneider
                                      ROBERT F. SCHNEIDER
                                      Executive Vice President,
                                      Chief Financial Officer,
                                      Assistant Treasurer

Date: March 20, 2000